Exhibit 99.1

VSE CORPORATION


                   VSE REPORTS THIRD QUARTER 2005 RESULTS
              Company Earns $0.66 Per Share Diluted in Quarter


       Alexandria, Virginia, October 28, 2005 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended September 30, 2005 and 2004:

VSE Corporation and Subsidiaries

Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)
------------------------------------------------------------------------------------------------
                                                      Three Months              Nine Months
                                                   2005         2004         2005         2004
                                                   ----        ----          ----         ----
Revenues, principally from contracts           $  76,600    $  62,223    $ 215,201    $ 158,869
Costs and expenses of contracts                   73,883       60,620      207,354      154,505
                                               ---------    ---------    ---------    ---------
Gross profit                                       2,717        1,603        7,847        4,364
Selling, general and administrative expenses         173          192          340          450
Interest income, net                                 (43)         (31)         (84)         (76)
                                               ---------    ---------    ---------    ---------
Income before income taxes                         2,587        1,442        7,591        3,990
Provision for income taxes                         1,000          557        2,935        1,542
                                               ---------    ---------    ---------    ---------
Income from continuing operations                  1,587          885        4,656        2,448
Loss from discontinued operations, net of tax        -            -            -             (1)
                                               ---------    ---------    ---------    ---------
Net income                                     $   1,587    $     885    $   4,656    $   2,447
                                               =========    =========    =========    =========
Weighted average shares outstanding:
Basic                                          2,348,228    2,225,307    2,313,058    2,221,043
Diluted                                        2,417,056    2,301,040    2,382,986    2,297,866

Earnings per share:
Basic - Income from continuing operations      $     .68    $     .40    $    2.01    $    1.10
Basic - Loss from discontinued operations            .00          .00          .00          .00
                                               ---------    ---------    ---------    ---------
Basic - Net income                             $     .68    $     .40    $    2.01    $    1.10
                                               =========    =========    =========    =========

Diluted - Income from continuing operations    $     .66    $     .38    $    1.95    $    1.06
Diluted - Loss from discontinued operations          .00          .00          .00          .00
                                               ---------    ---------    ---------    ---------
Diluted - Net income                           $     .66    $     .38    $    1.95    $    1.06
                                               =========    =========    =========    =========

Financial Results

       VSE revenues increased about $14.4 million (up 23%) and $56.3 million (up 35%) for the three and nine-month periods compared to the same periods of last year, primarily due to work on the Army's Trailer Ballistic Protection System program and to an increase in work in VSE's BAV, Communications and Engineering, Fleet Maintenance, and Systems and Engineering Divisions.

                                   - more -

VSE Corporation News Release (continued)


       VSE net income increased about $702 thousand (up 79%) and $2.2 million (up 90%) for the three and nine-month periods compared to the same periods of last year, primarily due to the profits associated with the additional revenues and to an increase in gross margins. The increase in gross margins was attributed to allocating fixed corporate costs over a larger revenue base and to an increase in the percentage of work performed on time and materials and firm fixed price contracts, which tend to have higher profit margins than cost reimbursement contracts.

       VSE typically has three quarterly reporting periods during the year that include a recognition of BAV award fee income and one quarterly reporting period that does not. The three-month periods ended September 30, 2005 and 2004 do not include BAV award fee income.

CEO Comments

       Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "VSE third quarter revenues of about $76.6 million are a record high quarter for the company, and earnings of about $1.6 million for the quarter ($.66 per share diluted) are keeping pace with the increase in revenues. Our funded backlog at September 30, 2005, was about $212 million compared to about $168 million at December 31, 2004."

       "We continue to find promising opportunities to bid in the markets we serve, and we expect to win a share of the work which will become available. Our growth over the last two years has been the result of good marketing teamwork and the versatility of our managers and employees in identifying and responding to emerging customer requirements in a timely and professional manner. I look forward to reporting on our continued progress in the months ahead."

	This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

	VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact: C. S. Weber, CAO, (703) 329-4770.